Garcia Hamilton & Associates, L.P.

Code of Ethics

Updated February, 2014

I.	General Principles

A.
Responsibility. It is the responsibility of Garcia Hamilton & Associates, L.P.’s (“GH&A”) management to ensure that the Firm conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients. Accordingly, this Code of Ethics (the “Code”) provides details of regulatory and business ethical standards to which all employees must adhere. For the purposes of this Code, employees include any partners, officers, directors and individuals employed by or associated with the Firm, including contract workers and temporary employees, who manage client accounts, make recommendations, solicit investment advisory business or supervise individuals who perform the above functions.

B.
Duty to Clients. The Firm has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. The Firm must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

C.
Prohibited Acts. Employees must comply with applicable federal securities laws. Employees are prohibited, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client accounts, from:

1.	Employing any device, scheme or artifice to defraud;

2.	Making any untrue statement of a material fact;

3.	Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4.	Engaging in any fraudulent or deceitful act, practice or course of business; or

5.	Engaging in any manipulative practices.

D.
Conflicts of Interest. The Firm has a duty to disclose potential and actual conflicts of interest to their clients. All employees have a duty to report potential and actual conflicts of interest to the Firm. Therefore, all employees are required to disclose annually any board position they or their spouse hold for a foundation, endowment, charity or similar organization, private company, publicly traded company, or government entity. In addition, prior to acceptance of any position in an outside enterprise, i.e., a publicly-held company or government entity, or serving as a member of an investment committee of any Board, an employee must submit a Notice of Intent to Accept Position which can be found attached to this Code as Exhibit A.

Gifts and gratuities (other than de minimis gifts) from persons or entities doing business with the Firm are required to be reported so that the Firm can consider whether it may give the appearance that a potential conflict in selecting one service provider over another is present, based on receipt of such a gift. Gifts and gratuities that would be considered not permissible are those that fall outside the Firm’s Gift and Business Entertainment policy for which the employee has not sought and received pre-clearance. Employees should refer to GH&A’s Gift and Business Entertainment Policy in the Firm’s Compliance Manual for specific procedures surrounding gifts and business entertainment, including examples of permissible and non-permissible gifts and employee reporting requirements.

If an employee is not certain if a gift qualifies as a de minimis gift, the Chief Compliance Officer should be consulted.

Political and other Sensitive Payments. Employees must not participate individually or on behalf of the Firm, a subsidiary, or any client, directly or indirectly, in any of the following transactions:

•
Use of the Firm’s funds for political purposes or for payments to government officials or employees (other than disbursement in the ordinary course of business for such legal purposes such as payment of taxes).

•	Making political or charitable donations for the purpose of obtaining or retaining advisory contracts with government entities.

•	Consider the Firm’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

•
Payment or receipt of bribes, kickbacks, or payment or receipt of any other amount with an understanding that part or all of such amount will be refunded or delivered to a third party in violation of any law applicable to the transaction. If an employee is solicited to make or receive an illegal payment in connection with the Firm’s business, he or she should contact the Chief Compliance Officer.

•	Paying third parties to solicit government entities for advisory business unless such third parties are registered broker-dealers or registered investment advisers

•
Coordinating or soliciting from others campaign contributions to elected officials who are in a position to influence the selection of the adviser or payments to political parties in the state or locality where the adviser is seeking government business.

E.	Use of Disclaimers. The Firm shall not attempt to limit liability for willful conduct or gross negligence through the use of disclaimers.

F.	Suitability. The Firm shall only recommend those investments that are suitable for a client, based upon the client's investment policy and guidelines as understood by the Firm.

G.	Duty to Supervise. The Firm is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

1.	Establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;

2.	Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

3.	Ensuring that all advisory personnel fully understand the Firm's policies and procedures; and

4.	Establishing a review system designed to provide reasonable assurance that the Firm's policies and procedures are effective and are being followed.

II.	Personal Securities Transactions
Advisers Act Rule 204-2

A.
Purpose. The following procedures are designed to ensure that conflicts with client interests are avoided and that the Firm’s employees conduct their personal trading activities in a manner consistent with the Firm’s fiduciary obligations and regulatory requirements.

B.
Responsibility. The Chief Compliance Officer shall maintain current and accurate records of certain personal securities transactions of all Firm employees, as more fully described below. Currently, all employees are deemed to be Access Persons subject to this Code.

C.	Definitions

1.
Access Person. The term “access person” includes any supervised person of the Firm who (1) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. In addition, as the Firm’s primary business is providing investment advice, all of the Firm’s employees, directors, officers and partners are presumed to be access persons.

D.	Reporting

1.
Holdings Report. Each employee must submit to the Chief Compliance Officer a report of all holdings in Reportable Securities, as defined below, within 10 days of his/her employment and thereafter on an annual basis, no later than January 31 of each calendar year. The Trading Accounts/ Holdings Form to be used and submitted can be found attached to this Code as Exhibit B.

2.
Quarterly Transaction Report. Each employee must submit a report of his or her personal securities transactions during the calendar quarter to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter. The Quarterly Transaction Report to be used and submitted can be found attached to this Code as Exhibit C.

 The following reporting requirements should be noted:

(a)
Transactions effected in any account over which neither the Firm nor its employees have any direct or indirect influence or control, are not required to be reported. An employee is deemed to have direct or indirect influence or control over the employee’s spouse, minor children, parents and adults living in the same household and trusts over which the employee has discretionary authority;

(b)	Transactions effected pursuant to an automatic investment plan need not be reported also; and

(c)	Holdings and transactions in Reportable Securities only are required to be reported. Reportable Securities are defined as securities other than:

•	the direct obligations of the Government of the United States;

•	bankers' acceptances, bank certificates of deposit, commercial paper, money market instruments, and high quality short-term debt instruments, including repurchase agreements;

•	futures transactions (other than futures on individual securities);

•	shares of money market funds; and

•	shares issued by registered open-end investment companies (mutual funds). However, mutual funds that are advised or sub-advised by GH&A are considered Reportable Securities and must be reported.

It should also be noted that exchange traded funds (“ETFs”), options and closed end funds are required to be reported, while open-end mutual funds (other than GH&A advised or sub- advised Funds) need not be reported.

E.	Other Requirements/Restrictions

1.
Pre-clearance of trades and review. Employees must submit a Pre- clearance Form to the Chief Compliance Officer for pre-clearance of all Covered Securities (as defined below), before a trade is executed by the employee. Covered Securities include all Reportable Securities including mutual funds that are advised or sub-advised by GH&A. Open ended mutual funds (other than GH&A advised or sub-advised Funds), municipal bonds, and ETFs are not required to be pre-cleared.

A Pre-clearance Form, which is attached to the Code as Exhibit D, should be used and submitted to the Chief Compliance Officer or her designee. The Chief Compliance Officer, in turn, will submit the pre-clearance form for her own personal trades to a designated portfolio manager for pre-approval.

The Chief Compliance Officer or her designee must pre-approve all personal securities transactions requests in writing. In addition, the Chief Compliance Officer or her designee shall conduct a periodic review of all employees’ personal securities transactions.

De Minimis Exception
Trades of 1,000 shares or less and not more than $25,000 of any security are exempted from the pre-clearance provision. Such de minimis trades, however, remain subject to the reporting requirements set forth within the Code.

2.
Length of Time of Approval. Approvals to trade in a security are valid for twenty-four hours, after which a new approval must be obtained if the initial trade was not executed. The exception to this rule is a limit order which is valid for thirty days, after which a new approval must be obtained.

3.
Duplicate Brokerage Confirmation and Statements. A duplicate confirmation of trades in the Covered Securities should be sent (commonly by the brokerage firm or by the employee) to the Chief Compliance Officer within ten business days of the trade date. In addition, duplicate quarterly and annual brokerage account statements can be submitted in lieu of attaching copies of your documents to the Quarterly Transaction Reports and the annual Trading Accounts/Holdings Form, provided that all of the required information is contained in the statements.

4.
Trading Accounts. Each employee must provide the Chief Compliance Officer with a list of his or her (and any member of his or her household’s) securities accounts (including spouse, minor children, parents and adults living in the same household and accounts, including trusts, over which the employee has discretionary authority), initially at the start of their employment and on an annual basis, and an updated list when any new securities account is opened. The list should include the name of the broker- dealer, the date the account was established and the date of the report. The report form to be used and submitted is called the Trading Accounts/ Holdings Form, which is attached to the Code as Exhibit B.

5.
Special Issues. Trading in a new issue while it is in its initial public offering (“IPO”) stage is specifically prohibited. The Firm’s employees may begin trading a new issue as soon as the secondary market trading in that security has begun. Likewise, employees’ personal trading in limited, private offerings or private placement (“limited offerings”) must be submitted for pre-approval by the Chief Compliance Officer.

6.	Blackout Periods. GH&A prohibits employees from executing a securities transaction on a day during which any client has a pending or executed “buy” or “sell” in the same security.

7.
Short-term Trading. Short-term trading by employees is strongly discouraged. Accordingly, any short-term trading profits on transactions in Reportable Securities realized on a shorter than 30-day duration shall be disgorged and donated to a charity, unless such profit is the result of a limit order (exit order) placed immediately following execution of the purchase of the Reportable Security.

8.
Firm Managed Employee Portfolios. The pre-clearance procedure is replaced in these portfolios by the portfolio manager’s trade order. The securities of employee and employee family members are traded in accordance with GH&A’s trading policy for proprietary and affiliated accounts.

9.
Reporting of Violations. If a person who is subject to this Code becomes aware of a violation of the Code, the individual is required to report it to the Chief Compliance Officer promptly. It is the Firm’s policy to investigate the potential violation promptly and confidentially. Retaliation against the individual who reports a violation is prohibited and constitutes a further violation of the Code.

10.
Acknowledgment. The Firm requires that all employees acknowledge in writing that they understand and agree to comply with the Firm's policy on personal securities transactions. In addition, receipt of any amendments to the Code will require an acknowledgement by employees.

11.
Education. The Firm will provide employees with periodic training regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, any amendments and regulatory changes.

F.	General Sanction Guidelines

•
Non-Preclearance of Personal Trades. The Chief Compliance Officer may issue a verbal warning or Letter of Warning to the employee at first offense, dependent on the severity of the offense. A repeat violator shall receive a Letter of Warning and reprimands including administrative warnings, demotions, disgorgement of profits, monetary penalties, suspensions or dismissal of the person involved. These are guidelines only, so the Firm can apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

•
Late Filing of the Required Reports. The Chief Compliance Officer may issue a verbal warning or Letter of Notification to the employee at first offense, dependent on the severity of the offense. A repeat violator shall receive Letter of Notification and reprimands including administrative warnings, demotions, suspensions or dismissal of the person involved. These are guidelines only, so the Firm can apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

•
It should be emphasized that all required filings and reports under this policy shall be monitored by the Chief Compliance Officer or her designee. The Chief Compliance Officer will receive and review report of violations periodically. Violators will be subject to reprimand, monetary fine, termination or reporting to regulators, depending on the degree of the offense.

G.
Confidentiality. All reports and documents are strictly confidential and will not be discussed with any unauthorized associates of the Firm. They will be made available, however, to the Securities and Exchange Commission or other regulatory body upon proof that they are empowered to review such documents. Other than those limited purposes, the reports will be kept in a locked drawer in the Compliance Department once they have been reviewed.

H.   Recordkeeping. GH&A will maintain in its records the following:

•	A copy of the Code that is or was in effect

•	Records of violations of the Code

•	Actions taken as a result of the violations

•	Copies of employees’ acknowledgment of receipt of the Code

•	All reports and forms required to be filed by employees under the Code

•	A record of all persons who are or were required to file reports under this Code, or who are or were responsible for reviewing these reports

•	Pre-clearance requests, approval records, and any reasons supporting the decisions to approve purchase of a limited offering

The retention period is five years from the end of the fiscal year in which the transaction occurs, in an easily accessible place, the first two years in an appropriate office. The retention period for acknowledgment of the Code is five years after the individual ceases to be an access person.

III.	Insider Trading
Advisers Act Section 204A

A.
Supervisory Responsibility. The Chief Compliance Officer shall be responsible for implementing, monitoring and enforcing the Firm's policies and procedures against insider trading embodied in this section of the Code.

B.
Section 204A of the Adviser Act. Section 204A requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities and Exchange Act of 1934. This conduct is frequently referred to as "insider trading."

C.	Definitions

1.
Insider. The term “insider” is broadly defined. It includes officers, directors and employees of the Firm. In addition, a person can be a “temporary insider” if that person enters into a special confidential relationship in the conduct of a Firm’s affairs and, as a result, is given access to information solely for the Firm’s purposes. A temporary insider can include, among others, the Firm’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a client it advises or for which it performs other services. If a client expects the Firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Firm will be considered an insider.

2.
Insider Trading. The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (whether or not one is an “insider”) or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)	Trading by an insider while in possession of material non-public information;

(b)
Trading by a non-insider (also called a “temporary insider”) while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and

(c)	Communicating material non-public information to others.

3.
Material Information. The term “material information” is generally defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a Firm’s securities, regardless of whether the information is related directly to their business. Material information includes, but is not limited to:

•	dividend changes;
•	earnings estimates;
•	changes in previously released earnings estimates;
•	significant merger or acquisition proposals or agreements;
•	major litigation;
•	liquidation problems; and
•	extraordinary management developments.

4.
Non-Public Information. Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

D.	The Firm’s Policy on Insider Trading

All employees are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of Section 204A. After an employee has received information, he or she should refrain from trading while in possession of that information unless he or she first determines that the information is either public, non-material, or both. The employee should also refrain from disclosing the information to others, such as family, relatives, business or social acquaintances that do not need to know such information for legitimate business reasons. If the employee has any questions at all as to whether the information is material and nonpublic, he or she must resolve the question before trading, recommending trading, or divulging the information.

In addition, employees are prohibited from trading either personally or on behalf of others in companies where an employee of the firm serves in a fiduciary capacity. A list of such restricted companies shall be maintained and distributed to all employees on an annual basis and as changes occur.

If any doubt at all remains, employees should consult the Chief Compliance Officer prior to trading or disclosure of the information.

E.	Prevention of Insider Trading. To prevent insider trading from occurring, the Chief Compliance Officer shall:

1.	design an appropriate educational program and provide educational materials to familiarize employees with the Firm’s policy;

2.	answer questions and inquiries regarding the Firm’s policy;

3.	review the Firm's policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

4.	resolve issues as to whether information received by an employee constitutes material and non-public information;

5.	Upon determination that an employee has possession of material non-public information:

(a)	implement measures to prevent dissemination of such information; and

(b)	restrict employees from trading on any affected securities.

F.	Detection of Insider Trading. In order to detect insider trading and inappropriate personal securities transactions, the Chief Compliance Officer shall, from time to time:

1.	review the trading activity reports filed by employees;

2.	review the trading activity of accounts managed by the Firm;

3.	coordinate the review of such reports when necessary, with other appropriate employees of the Firm.

G.	Sanctions

Immediate Reports. Any violation of the Insider Trading Policy can be expected to result in serious sanctions by the Firm. Immediately upon learning of a potential insider trading violation, the Chief Compliance Officer shall prepare a written report to the management of the Firm providing full details and recommendations for further action, including reprimands, demotions, monetary penalties, suspensions, dismissal or reporting to the regulatory authorities.

Acknowledgement. The Firm requires that all employees acknowledge in writing that they have reviewed and agree to comply with the Firm's policy and procedures on Insider Trading.

IV.	Pay to Play Compliance
Advisers Act Rule 206(4)-5

A.
Purpose. The following procedures are designed to ensure that conflicts with government client interests are avoided and that the Firm’s employees conduct their personal political contribution activities in a manner consistent with the Firm’s fiduciary obligations and regulatory requirements.

B.
Responsibility. The Chief Compliance Officer shall be responsible for implementing, monitoring and enforcing the Firm’s policies and procedures regarding political contributions and payments to third party solicitors by employees embodied in this section of the Code.

C.	Rule 206(4)-5 of the Adviser Act. Rule 206(4)-5 of the Investment Advisers Act of 1940 prohibits the Firm from:

(a)
Providing advisory services for compensation for two years after a covered associate (defined below) makes a contribution to certain elected officials who are in a position to influence the selection of the Firm;

(b)
Providing or agreeing to provide, directly or indirectly, payment to any third party for solicitation of advisory business from any government entity on behalf of the Firm, unless the third-party is an SEC-registered investment adviser or broker-dealer; or

(c)
Coordinating or soliciting from others campaign contributions to elected officials who are in a position to influence the selection of the Firm or payments to certain political parties in the state or locality where the adviser is seeking government business.

D.	Definitions

•
Covered Associate. Only a “covered associate” must comply with this Section. Covered associates include (a) the Firm’s general partners, limited partners, managing members, executive officers, (b) any employee that solicits from a government entity for the Firm and any person who supervises such persons, (c) any spouse or dependent child(ren) of any general partners or limited partners,or (d) any Political Action Committee (PAC) controlled by the Firm or other covered associates.

•
Government Entity. A “government entity” includes all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457 and 529 plans.

•
Contribution. A “contribution” includes a gift, subscription, loan, advance or deposit of money or anything of value made for the purpose of influencing any election for federal, state or local office, payment of debt incurred in connection with any such election or transition, or inaugural expenses of a successful candidate for state or local office.

•	Indirect Contribution. A contribution given on behalf of a covered associate of the Firm.

•	Payment. A “payment” is defined as any gift, subscription, loan, advance or deposit of money or anything of value. Payments may also include quid pro quo arrangements.

•	Regulated Person. A “regulated person” includes:

(i)	An SEC-registered investment advisor; provided, that such person and its covered associates have not, within two years of soliciting a government entity:

(a)	Made a contribution to an official of that government entity; or

(b)
Coordinated, or solicited any persons to make, any contribution to an official of a government entity to which the investment adviser that hired the solicitor is providing or seeking to provide investment advisory services, or payment to a political party of a state or locality where the investment adviser that hired the solicitor is providing or seeking to provide investment advisory services to a government entity; and

(ii)
An SEC-registered broker-dealer that is a member of a registered national securities association such as FINRA that has a rule (a) that prohibits members from engaging in distribution or solicitation activities if certain political contributions have been made; and (b) that the SEC finds both to impose substantially equivalent or more stringent restrictions on broker-dealers than the Rule imposes on investment advisers and to be consistent with the objectives of the Rule.

E.	Policy on Political Contributions and Payments to Third Party Solicitors.

•
Political Contributions. Each covered associate must submit a Pre- Clearance Form, which is attached to the Code as Exhibit E, to the Chief Compliance Officer for pre-clearance of all political contributions made on the state and local level prior to making any such contribution. Forms should include details regarding the jurisdiction in which the candidate is seeking public office and the position that the official or candidate holds or is seeking. Each form should include a signed certification that no contribution will be made for the purpose of obtaining or retaining the Firm’s engagement as an investment adviser to government clients. The Chief Compliance Officer will conduct a review to determine whether the official or candidate to whom the Covered Associate proposes to make a political contribution is in a position to influence the selection of the Firm for advisory services to government clients.

•
Payments to Third Party Solicitors. Each covered associate must submit a Pre-Clearance Form to the Chief Compliance Officer for pre-clearance of all payments to any third-party for solicitation of advisory business prior to making any such payment. Any such payment will be approved only if the third party is a regulated person. The Chief Compliance Officer will carefully screen new candidates to determine whether the third parties meet the definition of a regulated person. The Chief Compliance Officer will also conduct regular monitoring, not less than once every quarter, of current third party solicitors to which payments are made by covered associates, to determine if such third parties continue to meet the requirements of a regulated person.

•
De Minimis Exceptions. The Chief Compliance Officer will determine, based on her review of a submitted Pre-Clearance Form, whether or not a contribution meets the de minimis contribution exceptions outlined here: (a) contributions of $350 or less to officials for whom the Covered Associate is entitled to vote or (b) contributions of $150 or less for whom the Covered Associate is not entitled to vote. Contributions over the de minimis amount submitted on a Pre-Clearance Form may be approved on a case-by-case basis following review by the Chief Compliance Officer and the Managing Partner. Funneling contributions through family members, or any third party, as a means to circumvent the rule is illegal and strictly prohibited.

•	Coordinated or Solicited Contributions or Payments. There is no de minimis exception for coordinated or solicited contributions or payments described in paragraph C.(c) above, which are prohibited.

F.	Reporting

•
Quarterly Transaction Report. Each employee must submit a report of his or her personal political contributions and/or payments to third party solicitors during the calendar quarter to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter. The Quarterly Transaction Report to be used and submitted can be found attached to this Code as Exhibit C.

 The following reporting requirements should be noted:

(a)	The name of the Covered Associate if other than the employee submitting the Report; and

(b)	The jurisdiction in which the candidate or official is seeking public office; and

(c)	The position that the candidate or official holds or is seeking; and

(d)	The contribution description (direct via check, via credit card, via paypay or in-kind); and

(e)	The dollar value of the contribution; and

(f)	Indication regarding entitlement of the Covered Associate to vote for the candidate or official.

•
Certifications. The Chief Compliance Officer or her designee shall conduct a periodic review of all employees’ personal political contributions certifications. In addition, the Chief Compliance Officer may conduct e-mail review to independently verify compliance with the policy.

G.	Record Keeping. The firm will maintain in its records the following:

•	Names, titles and addresses of all covered associates.

•	Details of all government entities to which the investment adviser provides or had provided investment advisory services in the past five years.

•	All direct and indirect contributions made by the investment advisor or any of its covered associates to an official of a government entity.

•	Records of Pre-Clearance Forms and certifications.

•	The name and address of each regulated person to whom the investment adviser provides or agrees to provide payment to solicit a government entity for investment advisory services on its behalf.

H.
Confidentiality. All reports and documents are strictly confidential and will not be discussed with any unauthorized associates of the Firm. They will be made available, however, to the Securities and Exchange Commission or other regulatory body upon the Firm’s reasonable belief that they are empowered to review such documents. Other than those limited purposes, the reports will be kept in a locked drawer in the Compliance Department once they have been reviewed.

I.	New Covered Associates. New covered associates must disclose all state and local political contributions from the time he or she entered into employment negotiations with the Firm.

J.
Reporting of Violations. If a person who is subject to this Code becomes aware of a violation of the Code, the individual is required to report it to the Chief Compliance Officer promptly. It is the Firm’s policy to investigate the potential violation promptly and confidentially. Retaliation against the individual who reports a violation is prohibited and constitutes a further violation of the Code.

K.
Acknowledgment. The Firm requires that all employees acknowledge in writing that they understand an d agree to comply with the Firm’s policy on political contributions. In addition, receipt of any amendments to the Code will require an acknowledgment by employees.

L.
Education. The firm will provide employees with periodic training regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, any amendments and regulatory changes.

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Exhibit A

Outside Interest – Notice of Intent to Accept Position

This form or the information requested in this form should be submitted in writing to the CCO prior to the acceptance of any position as an officer, trustee, director or any other position in an outside enterprise.

Submitted by:
(Print Name)

Description of Position:

Organization Name & Location:

Compensation Amount & Type:
(If you will not receive any compensation, including reimbursement of travel expenses, write None.)

Potential Conflict of Interest, if any:

Signature:	Date:

[  ] Approved                  [  ]  Not Approved

Date reviewed:

Signature:
Chief Compliance Officer

Form Date: October 13, 2011

Exhibit B

Garcia Hamilton & Associates, L.P.

Trading Accounts/Holdings Form – Initial and Annual

Please return this report to the Chief Compliance Officer within 10 days of your employment. In accordance with the Code of Ethics, I hereby list all of the accounts in which I or members of my family (as specified in Section II (D)(4) of the Code of Ethics) hold or may hold any securities covered under the Code. I certify that the statements made by me on this form and any attached pages are true, complete, and correct to the best of my knowledge and belief, and are made in good faith.

BROKERAGE

Name on the Account	Bank/Broker Name	Account #	Date Established

MUTUAL FUND

Name on the Account	Bank/Broker Name	Account #	Date Established

OTHER (e.g., Trust, UGTM)

Name on the Account	Bank/Broker Name	Account #	Date Established

Dated:	Employee Name:
(please print)

Employee Signature:

GH&A Compliance Review:

Date Reviewed:		By:

Exhibit C

Garcia Hamilton & Associates, L.P.

Personal Trading/Conflicts of Interest Report - Quarterly

TO:        Chief Compliance Officer
FROM:                                                                         (please print name here)

** This form must be submitted no later than 30 days after the calendar quarter ended

I.	Report Trading Report.

In accordance with the Code of Ethics, I hereby submit a report of personal securities transactions covered under the Code. During the last calendar quarter, I had        personal securities transaction(s). These investment transactions are listed as follows:

Security Name	Symbol/ Cusip	Buy/Sell/ Other	Trade Date	Trade Details*	Name of Broker

* Trade Details to include trade price, number of shares, principal amount, interest rate, and maturity date as applicable to security.

II.	New Accounts Established During the Reporting Period.

Account Number	Account Name	Date Account Established	Name of Broker or other Market Intermediary

If you did not establish any accounts during the period, please check the box below.

☐ No new accounts were established during this period.

III.	Gift and Political/Sensitive Payments Policy Acknowledgement.

A.	I have given, returned or received gift(s) that are required to be reported under the Firm's Gift and Business Entertainment Policy.

	No Yes	(If yes, a completed Gift Report must be submitted with this report.)

B.	I have made payment(s) that may conflict with the Firm's Political and other Sensitive Payments policy outlined in the Code of Ethics in paragraph I.D. Conflicts of Interest.

	No Yes	(If yes, contact the Chief Compliance Officer.)

C.	I have made political contributions required to be reported under the Firm’s Pay to Play Compliance policy.

	No Yes	Yes (If yes, provide the following information.)

CANDIDATE NAME	Jurisdiction & Office	Contribution Description	Dollar Value	Entitled to Vote Y or N

DATE SUBMITTED:	EMPLOYEE SIGNATURE:

GH&A Compliance Review:

DATE REVIEWED:	REVIEWER SIGNATURE:

Exhibit D

Garcia Hamilton & Associates, L.P.

Personal Securities Transactions Pre-Clearance Form

In accordance with GH&A's Code of Ethics, I hereby request approval to execute the following security transaction(s). I understand that if this request is approved the requested security transaction(s) must be completed within twenty-four (24) hours of the date of the approval. If not completed within that time period I must make a request for a new approval. Limit orders must be placed on the same basis, but are good for thirty (30) days. At the end of thirty (30) days, if the order has not been executed, the existing order must be canceled and a new approval obtained. All limit orders must be noted as such on this form, and a copy of the order received by the Chief Compliance Officer.

SECURITY NAME	Ticker	No. of Shares	BUY	SELL

Employee Name:			Dated:

Employee Signature:

DHJA Compliance Review:

APPROVED:	DENIED:	By:

Checked with:

Exhibit E

Garcia Hamilton & Associates, L.P.

Personal Political Contributions/Payments Pre-Clearance Form

I am a Covered Associate of GH&A and in accordance with the Firm’s Code of Ethics, I hereby request clearance for the Political Contribution(s) as described below.

CANDIDATE or PAC NAME	Jurisdiction & Office	Contribution Description Direct (CC/Check) or In-Kind	Dollar Value	Entitled to Vote Y or N

I am a Covered Assocate of GH&A and in accordance with the Firm’s Code of Ethics, I hereby request clearance for Payments to Third Party Solicitors as listed below.

REGULATED PERSON	Government Entity	Payment Description	Dollar Value	Entitled to Vote Y or N

By signing below, I certify that no Political Contribution will be made for the purpose of obtaining or retaining the Firm’s engagement as an investment adviser to government clients.

Employee Name:		Dated:

Employee Signature:

GH&A Compliance Review:

APPROVED:	NOT APPROVED:

By:

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Certification

Please acknowledge in the space below that you have received, read and that you understand GH&A’s Code of Ethics and Insider Trading Policy and Procedures and any amendments, and that you agree to comply with the requirements in all respects.

___________________________________
Print Name

___________________________________
Signature

___________________________________
Date